Arent Fox LLP / Washington, DC / New York, NY / Los Angeles, CA

Exhibit 5.1	Deborah S. Froling
Attorney
202.857.6075 DIRECT
202.857.6395 FAX
froling.deborah@arentfox.com

June 12, 2012

ICON Oil & Gas Fund-A L.P.

c/o ICON Oil & Gas GP, LLC, Managing General Partner

3 Park Avenue, 36th Floor

New York, New York 10016

Re:	Registration Statement on Form S-1 (Registration No. 333-177051)

Ladies and Gentlemen:

We have acted as counsel to ICON Oil & Gas Fund (the “Program”), which is a series of up to three limited partnerships formed under the Delaware Revised Uniform Limited Partnership Act (the “Partnerships”), including ICON Oil & Gas Fund-A, L.P. (“Fund A”), in connection with the registration of up to 16,000 Investor General Partner Interests (the “Investor GP Interests”), the Investor GP Interests that are subsequently converted into Limited Partner Interests, and up to 4,000 Limited Partner Interests (the “LP Interests,” and collectively with the Investor GP Interests, the “Interests”) covered by the above-referenced Registration Statement and all amendments thereto (the “Registration Statement”), filed by the Program with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). ICON Oil & Gas GP, LLC, a Delaware limited liability company, will be the managing general partner of each Partnership (the “Managing GP”). This opinion letter is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection with our representation of Fund A, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

SMART IN YOUR WORLD®	1050 Connecticut Avenue, NW Washington, DC 20036-5339 T 202.857.6000 F 202.857.6395	1675 Broadway New York, NY 10019-5820 T 212.484.3900 F 212.484.3990	555 West Fifth Street, 48th Floor Los Angeles, CA 90013-1065 T 213.629.7400 F 213.629.7401

ICON Oil & Gas Fund-A, L.P.

June 12, 2012

1.          The Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Subscription Agreement attached thereto as Exhibit C) in the form in which it was transmitted to the SEC under the 1933 Act;

2.          The Certificate of Limited Partnership of Fund A, certified as of a recent date by the Secretary of State of the State of Delaware;

3.          The form of Limited Partnership Agreement of Fund A (the “LP Agreement”), as filed as Exhibit 4.1 to the Registration Statement;

4.          A certificate of the Secretary of State of the State of Delaware as to the good standing of Fund A, dated as of a recent date;

5.          A certificate of the Secretary of State of the State of Delaware as to the good standing of the Managing GP, dated as of a recent date;

6.           A certificate executed by an officer of the Managing GP, dated as of the date hereof, as to certain factual matters and other representations; and

7.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

In connection with the opinions expressed below, we have assumed that, prior to the closing on the sale and delivery of any Interests pursuant to the Registration Statement, the Managing GP and the initial limited partner will have duly executed and delivered the LP Agreement substantially in the form filed as Exhibit 4.1 to the Registration Statement.

ICON Oil & Gas Fund-A, L.P.

June 12, 2012

This opinion letter is based as to matters of law solely upon the Constitution of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Section 17-101, et seq., and we express no opinion herein as to any other laws, statutes, regulations or ordinances.

Based upon, subject to and limited by the foregoing, it is our opinion that:

A.          The issuance and sale of the Interests has been duly authorized by Fund A and, when and if issued and delivered against payment therefor in accordance with the LP Agreement, the Registration Statement and the Subscription Agreement, the Interests will be fully paid and validly issued.

B.          No holder of LP Interests will be liable to Fund A to make any additional capital contributions with respect to the LP Interests.

C.          No holder of LP Interests will be personally obligated for any debt, obligation or liability of Fund A solely by reason of being a limited partner, except to the extent such holder has received distributions from Fund A that were made at a time when, taking into account such distributions, Fund A’s liabilities exceeded the fair value of Fund A’s assets and such holder knew such fact.

D.          No holder of Investor GP Interests will be liable to Fund A to make any additional capital contributions with respect to the Investor GP Interests or personally obligated for any debt, obligation or liability of Fund A , except with respect to obligations or liabilities of Fund A that:

1.	arose before the conversion of such Investor GP Interests to LP Interests and for which the holders of such Investor GP Interests are liable because of their status as general partners of Fund A at the time such obligations or liabilities arose; and

2.	exceed Fund A’s assets, insurance proceeds from any source and the Managing GP’s indemnification of the holders of Investor GP Interests from any liability incurred in connection with Fund A that is in excess of the holders of Investor GP Interests’ in Fund A’s undistributed net assets and insurance proceeds.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

ICON Oil & Gas Fund-A, L.P.

June 12, 2012

This opinion letter is being furnished to you for submission to the SEC as an exhibit to the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Arent Fox LLP

Arent Fox LLP